AMERICAN BATTERY TECHNOLOGY COMPANY

2024 EMPLOYEE STOCK PURCHASE PLAN

ARTICLE I.
PURPOSE

The purpose of this Plan is to assist Eligible Employees of the Company and its Designated Entities in acquiring a stock ownership interest in the Company.

The Plan permits two types of Offerings: a Section 423 Offering and a Non-Section 423 Offering. It is the intention of the Company to have each Section 423 Offering qualify as an "employee stock purchase plan" under Section 423 of the Code and to have each Non-Section 423 Offering be exempt from the requirements of Section 409A of the Code. The provisions of the Plan with respect to any Section 423 Offering shall, accordingly, be construed and administered consistently with that intention. Except as otherwise provided in the Plan or determined by the Administrator, each Non-Section 423 Offering will operate and be administered in the same manner as any Section 423 Offering.

For purposes of this Plan, the Administrator may designate separate Offerings under the Plan in which Eligible Employees will participate and whether the Offering is a Section 423 Offering or a Non-Section 423 Offering. The terms of these Offerings need not be identical, even if the dates of the applicable Offering Period(s) in each such Offering are identical, provided that the terms of participation are the same within each separate Offering.

ARTICLE II.
DEFINITIONS AND CONSTRUCTION

Wherever the following terms are used in the Plan they shall have the meanings specified below, unless the context clearly indicates otherwise.

2.1 "***Administrator***" means the entity, group or person that conducts the general administration of the Plan as provided in Article XI.

2.2 "***Affiliate***" means any Person, other than a Subsidiary, whether or not such Person now exists or is hereafter organized or acquired by the Company or an Affiliate, directly or indirectly, controlling, controlled by or under common control with the Company, whether by management authority, contract, equity interest or otherwise. "Control," "Person" and other correlative terms will have the meanings ascribed to such terms in Rule 12b-2 of the Exchange Act.

2.3 "***Agent***" means the brokerage firm, bank or other financial institution, entity or person(s), if any, engaged, retained, appointed or authorized to act as the agent of the Company or an Eligible Employee with regard to the Plan.

2.4 "***Applicable Law***" means the requirements relating to the administration of equity incentive plans or employee stock purchase plans under the U.S. federal and state securities, tax and other applicable laws, rules and regulations, the applicable rules of any stock exchange or quotation system on which Shares are listed or quoted and the applicable laws and rules of any other country or other jurisdiction where rights under this Plan are granted or exercised.

2.5 "***Board***" means the Board of Directors of the Company.

2.6 "*Cashless Participation Agreement*" means a cashless participation agreement in such form as may be adopted the Administrator from time to time and as such may be amended pursuant to the terms thereof.

2.7 "*Cashless Participation Amount*" means a loan provided by the Cashless Participation Provider to the Participant, pursuant to the Cashless Participation Agreement.

2.8 "*Cashless Participation Program*" means the program described in Section 5.2.

2.9 "*Cashless Participation Program Documents*" means the Cashless Participation Agreement, the Irrevocable Contract, and such other documents required for participation in the Cashless Participation Program.

2.10 "*Cashless Participation Provider*" means the party identified in the Cashless Participation Agreement. "*Code*" means the U.S. Internal Revenue Code of 1986, as amended, and the regulations issued thereunder.

2.11 "*Company*" means American Battery Technology Company, a Nevada corporation, or any successor thereto.

2.12 "*Company's 401(k) Savings Plan*" means any cash or deferred plan within the meaning of Section 401(k) of the Code as may be sponsored by the Company and/or any Designated Entity.

2.13 "*Compensation*" of an Eligible Employee means, unless otherwise determined by the Administrator with respect to an Offering and set forth in the applicable Offering Document, the gross cash compensation paid by the Company or any Designated Entity to such Eligible Employee as compensation for services to the Company or Designated Entity, including any prior-week adjustments, overtime payments, and shift differential payments, and excluding any commissions, cash incentive compensation and bonuses (including retention or sign on bonuses), statutory disability pay and disability benefits, education or tuition reimbursements, car expenses, travel expenses, business and moving reimbursements, income received in connection with any stock options, stock appreciation rights, restricted stock, restricted stock units or other compensatory equity awards, gifts and awards, fringe benefits, other special payments and all contributions made by the Company or any Designated Entity for the Employee's benefit under any employee benefit plan now or hereafter established. Compensation will not be reduced for any pre-tax or Roth post-tax contributions to the Company's 401(k) Savings Plan, any salary reduction contributions to a cafeteria plan under section 125 of the Code, any elective amounts that are not includible in gross income under Code section 132(f)(4), and any contributions of such Eligible Employee to any deferred compensation maintained by the Company or any Designated Entity.

2.14 "*Designated Beneficiary*" means the beneficiary or beneficiaries the Participant designates, in a manner the Administrator determines, to receive amounts due or exercise the Participant's rights if the Participant dies or becomes incapacitated. Without a Participant's effective designation, "Designated Beneficiary" will mean the Participant's estate.

2.15 "*Designated Entity*" means any Subsidiary or Affiliate that has been designated by the Administrator in its sole discretion as eligible to participate in an Offering under the Plan. For purposes of any Section 423 Offering, only the Company and its Subsidiaries may be Designated Entities, provided that a Subsidiary that is a Designated Entity under a Section 423 Offering may not simultaneously be a Designated Entity under a Non-Section 423 Offering. An Affiliate and/or Subsidiary will be designated by the Administrator in accordance with Section 11.2(b).

2.16 "***Effective Date***" means May 18, 2024, which is the date the Board approved the Plan.

2.17 "***Eligible Employee***" means an Employee of the Company or a Designated Entity provided that such Employee does not, immediately after any rights under this Plan are granted, own (directly or through attribution) stock possessing 5% or more of the total combined voting power or value of all classes of Shares and other securities of the Company, a Parent or a Subsidiary (as determined under Section 423(b)(3) of the Code). For purposes of the foregoing, the rules of Section 424(d) of the Code with regard to the attribution of stock ownership shall apply in determining the stock ownership of an individual, and stock that an Employee may purchase under outstanding options shall be treated as stock owned by the Employee. Notwithstanding the foregoing, the Administrator may provide in an Offering Document that an Employee shall not be eligible to participate in an Offering Period if: (a) such Employee is a highly compensated employee within the meaning of Section 423(b)(4)(D) of the Code; (b) such Employee has not met a service or other eligibility requirements designated by the Administrator (which must in all events be less than two years); (c) such Employee's customary employment is for twenty hours per week or less; (d) such Employee's customary employment is for five months or less in any calendar year; (e) such Employee is a citizen or resident of a foreign jurisdiction and the grant of a right to purchase Shares under the Plan to such Employee would be prohibited under the laws of such foreign jurisdiction or the grant of a right to purchase Shares under the Plan to such Employee in compliance with the laws of such foreign jurisdiction would cause the Plan to violate the requirements of Section 423 of the Code, as determined by the Administrator in its sole discretion; and/or (f) for a Non-Section 423 Offering, such Employee does not meet any other eligibility requirements as specified in the Offering Document; provided, that any exclusion in clauses (a), (b), (c), (d) or (e) shall be applied in an identical manner within any Offering for an Offering Period to all Employees.

2.18 "***Employee***" means, unless otherwise determined by the Administrator with respect to an Offering, any individual who renders services to the Company or any Designated Entity and is classified by the Company or any Designated Entity as an employee, and who is an employee of the Company or any Designated Entity within the meaning of Section 3401(c) of the Code. For purposes of an individual's participation in, or other rights under the Plan, all determinations by the Company shall be final, binding and conclusive, notwithstanding that any court of law or governmental agency subsequently makes a contrary determination. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Company or Designated Entity and meeting the requirements of Treasury Regulation Section 1.421-1(h)(2). Where the period of leave exceeds three months and the individual's right to reemployment is not guaranteed either by statute or by contract, the employment relationship shall be deemed to have terminated on the first day immediately following such three-month period.

2.19 "***Enrollment Date***" means the first Trading Day of each Offering Period.

2.20 "***Exchange Act***" means the U.S. Securities Exchange Act of 1934, as amended.

2.21 "***Fair Market Value***" means, as of any date, the value of Shares determined as follows: (a) if the Shares are listed on any established stock exchange, their Fair Market Value will be the closing sales price for such Shares as quoted on such exchange for such date or, or if no sale occurred on such date, the last day preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; (b) if the Shares are not traded on a stock exchange but are quoted on a national market or other quotation system, their Fair Market Value will be the closing sales price on such date, or if no sales occurred on such date, then on the last date preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; or (c) without an established market for the Shares, the Administrator will determine the Shares' Fair Market Value in its discretion. Notwithstanding the foregoing, the Administrator shall have the discretion to define Fair

Market Value as of any Purchase Date for purposes of Sections 2.21(a) and (b) as the closing sales price on the last Trading Day preceding such Purchase Date.

2.22 "***Non-Section 423 Offering***" means an Offering under the component of the Plan that is not intended to qualify as an "employee stock purchase plan" under Code Section 423.

2.23 "***Offering***" means an offer by the Company under the Plan to Eligible Employees of the Company or a Designated Entity of a right to purchase Shares that may be exercised during an Offering Period, as further described in Article IV hereof.

2.24 "***Offering Document***" has the meaning given to such term in Section 4.1.

2.25 "***Offering Period***" has the meaning given to such term in Section 4.1.

2.26 "***Parent***" means any corporation, other than the Company, in an unbroken chain of corporations ending with the Company if, at the time of the determination, each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

2.27 "***Participant***" means any Eligible Employee who been granted rights to purchase Shares pursuant to the Plan for the applicable Offering Period.

2.28 "***Plan***" means this American Battery Technology Company 2024 Employee Stock Purchase Plan, as amended from time to time.

2.29 "***Purchase Date***" means the last Trading Day of each Purchase Period, or such other date as determined by the Administrator and set forth in the Offering Document.

2.30 "***Purchase Period***" shall refer to one or more specified periods within an Offering Period, as designated in the applicable Offering Document; provided, however, that, if no Purchase Period is designated by the Administrator in the applicable Offering Document, the Purchase Period for each Offering Period covered by such Offering Document shall be the same as the applicable Offering Period.

2.31 "***Purchase Price***" means the purchase price designated by the Administrator in the applicable Offering Document, provided that the Purchase Price of Section 423 Offerings shall not be less than 85% of the Fair Market Value of a Share on the Enrollment Date or on the Purchase Date, whichever is lower. If no Purchase Price is designated by the Administrator in the applicable Offering Document, the Purchase Price for the Offering Periods covered by such Offering Document shall be 85% of the lesser of the Fair Market Value of a Share on the Enrollment Date or on the Purchase Date. Notwithstanding the foregoing, the Purchase Price may be adjusted by the Administrator pursuant to Article VIII and shall not be less than the par value of a Share.

2.32 "***Section 423 Offering***" means an Offering under the component of the Plan that is intended to qualify as an "employee stock purchase plan" under Code Section 423. For purposes of Section 423 Offerings, the Plan shall be administered, interpreted and construed in a manner consistent with the requirements of Section 423 of the Code.

2.33 "***Securities Act***" means the U.S. Securities Act of 1933, as amended.

2.34 "***Share***" means a share of common stock, par value $0.001, of the Company and a share of such other securities of the Company that may be substituted therefor.

2.35 "***Subsidiary***" means any corporation, other than the Company, whether or not such corporation now exists or is hereafter organized or acquired by the Company or a Subsidiary, in an unbroken chain of corporations beginning with the Company if, at the time of the determination, each of the corporations other than the last corporation in an unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain; provided, however, that a limited liability company or partnership may be treated as a Subsidiary to the extent either (a) such entity is treated as a disregarded entity under Treasury Regulation Section 301.7701-3(a) by reason of the Company or any other Subsidiary that is a corporation being the sole owner of such entity, or (b) such entity elects to be classified as a corporation under Treasury Regulation Section 301.7701-3(a) and such entity would otherwise qualify as a Subsidiary.

2.36 "***Taxes***" has the meaning given to such term in Section 6.5.

2.37 "***Trading Day***" means a day on which the national stock exchange in the United States on which the Shares are traded is open for trading.

ARTICLE III. SHARES SUBJECT TO THE PLAN

3.1 Number of Shares. Subject to Article VIII, the aggregate number of Shares that may be issued or transferred pursuant to rights granted under the Plan shall be 3,000,000 Shares. If any right granted under the Plan shall for any reason terminate without having been exercised, the Shares not purchased under such right shall again become available for issuance under the Plan.

3.2 Shares Distributed. Any Shares distributed pursuant to the Plan may consist, in whole or in part, of authorized and unissued Shares, treasury shares or Shares purchased on the open market.

ARTICLE IV. OFFERING PERIODS; OFFERING DOCUMENTS; PURCHASE DATES

4.1 Offering Periods. The Administrator may from time to time grant or provide for the grant of rights to purchase Shares under the Plan to Eligible Employees during one or more periods (each, an "***Offering Period***") selected by the Administrator. The terms and conditions applicable to each Offering Period shall be set forth in an "***Offering Document***" adopted by the Administrator from time to time, which Offering Document shall be in such form and shall contain such terms and conditions as the Administrator shall deem appropriate and shall be incorporated by reference into and made part of the Plan. The Administrator may establish in each Offering Document one or more Purchase Periods within such Offering Period during which rights granted under the Plan shall be exercised and purchases of Shares carried out in accordance with such Offering Document and the Plan. The provisions of separate Offerings or Offering Periods under the Plan may be partially or wholly concurrent and need not be identical.

4.2 Offering Documents. Each Offering Document with respect to an Offering Period shall specify (through incorporation of the provisions of this Plan by reference or otherwise):

(a) the length of the Offering Period, which period shall not exceed twenty-seven months;

(b) the length of the Purchase Period(s) within the Offering Period, which period(s) shall not exceed twelve months;

(c) in connection with each Section 423 Offering that contains more than one Purchase Period, the maximum aggregate number of Shares which may be purchased by any Eligible Employee during each Purchase Period (if applicable), which, in the absence of a contrary designation by the Administrator, shall be 100,000 Shares, subject to the limitations described in Section 5.5 below;

(d) in connection with each Section 423 Offering that does not contain more than one Purchase Period, the maximum number of Shares that may be purchased by any Eligible Employee during the Offering Period, in the absence of a contrary designation by the Administrator, shall be 100,000 Shares, subject to the limitations described in Section 5.5 below;

(e) that each Purchase Period within an Offering Period must have an Enrollment Date that is the first Trading Day of the Offering Period;

(f) whether the Offering for such Offering Period is intended to be a Section 423 Offering or a Non-Section 423 Offering; and

(g) such other provisions as the Administrator determines are appropriate, subject to the Plan.

4.3 Reset and Rollover. The Administrator will have the discretion to structure an Offering so that if the Fair Market Value of a Share on the first Trading Day of a new Purchase Period within that Offering is less than or equal to the Fair Market Value of a Share on the Enrollment Date for that Offering, then (i) that Offering will terminate immediately as of that first Trading Day, and (ii) the Participants in such terminated Offering will be automatically enrolled in a new Offering beginning on the first Trading Day of such new Purchase Period.

ARTICLE V.
ELIGIBILITY AND PARTICIPATION

5.1 Eligibility. Any Eligible Employee who shall be employed by the Company or a Designated Entity on a given Enrollment Date for an Offering Period shall be eligible to participate in the Plan during such Offering Period, subject to the requirements of this Article V and, with respect to Section 423 Offerings, the limitations imposed by Section 423(b) of the Code.

5.2 Enrollment in Plan.

(a) Except as otherwise set forth herein or in an Offering Document or determined by the Administrator, an Eligible Employee may become a Participant in the Plan for an Offering Period by (i) delivering a subscription agreement to the Company (or executing such electronic subscription agreement as required by the Administrator), and (ii) if the Participant elects to participate in the Cashless Participation Program, agreeing to the terms of the Cashless Participation Program Documents, by such time prior to the Enrollment Date for such Offering Period (or such other date specified in the Offering Document) designated by the Administrator and in such form as the Company provides.

(b) Each subscription agreement shall designate a whole percentage or a fixed dollar amount, as designated by the Administrator, of such Eligible Employee's Compensation to be withheld by the Company or the Designated Entity employing such Eligible Employee on each payday during the Offering Period as payroll deductions under the Plan. The percentage of Compensation designated by an Eligible Employee may not be less than 1% and may not be more than the maximum percentage specified by the Administrator in the applicable Offering Document (which maximum percentage shall be fifteen percent (15%) in the absence of any such designation) as payroll deductions; and the fixed dollar amount

of Compensation designated by an Eligible Employee may not be more than the maximum dollar amount specified by the Administrator in the applicable Offering Document; provided that, in no event shall the actual amount withheld on any payday hereunder exceed the net amount payable to the Eligible Employee on such payday after taxes and any other applicable deductions therefrom (and if amounts to be withheld hereunder would otherwise result in a negative payment to the Eligible Employee on such payday, the amount to be withheld hereunder shall instead be reduced by the least amount necessary to avoid a negative payment amount for the Eligible Employee on such payday, as determined by the Administrator). The payroll deductions made for each Participant shall be credited to an account for such Participant under the Plan and shall be deposited with the general funds of the Company.

(c) Unless otherwise provided in the terms of an Offering Document, a Participant may increase or decrease the percentage or fixed amount of Compensation designated in his or her subscription agreement, subject to the limits of this Section 5.2, or may suspend his or her payroll deductions entirely, in any case, at any time during an Offering Period; provided, however, that the Administrator may limit or eliminate the type or number of changes a Participant may make to his or her payroll deduction elections during each Offering Period in the applicable Offering Document (and in the absence of any specific designation by the Administrator, and unless provided otherwise in the Offering Document, a Participant shall be allowed to suspend his or her payroll deduction elections entirely once during each Purchase Period. Any such change or suspension of payroll deductions shall be effective with the first full payroll period starting fourteen (14) days after the Company's receipt of the new subscription agreement (or such shorter or longer period as may be specified by the Administrator in the applicable Offering Document). If a Participant suspends his or her payroll deductions during an Offering Period, such Participant's cumulative unapplied payroll deductions prior to the suspension (if any) shall remain in his or her account and shall be applied to the purchase of Shares on the next occurring Purchase Date. For clarity, if a Participant who suspends participation in an Offering Period ceases to be an Eligible Employee or he or she withdraws from participation in such Offering Period, in either case, prior to the Purchase Date next following his or her suspension of participation in the Offering Period, in any case, such Participant's cumulative unapplied payroll deductions shall be returned to him or her in accordance with Article VII.

(d) Except as otherwise set forth in herein (including the provisions relating to the Cashless Participation Program) or in an Offering Document or as otherwise determined by the Administrator, a Participant may participate in the Plan only by means of payroll deduction and may not make contributions by lump sum payment for any Offering Period.

5.3 <u>Payroll Deductions</u>. Except as otherwise provided herein or in the applicable Offering Document, payroll deductions for a Participant shall commence on the first payday in the Offering Period and shall end on the last payday in the Offering Period to which the Participant's authorization is applicable, unless sooner terminated by the Participant as provided in Article VII or suspended by the Participant or the Administrator as provided in Section 5.2 and Section 5.5, respectively.

5.4 <u>Effect of Enrollment</u>. A Participant's completion of a subscription agreement will enroll such Participant in the Plan for each subsequent Offering Period on the terms contained therein until the Participant either submits a new subscription agreement, withdraws from participation under the Plan as provided in Article VII or otherwise becomes ineligible to participate in the Plan, except as otherwise set forth in Section 7.1 below.

5.5 <u>Limitation on Purchase of Shares</u>. An Eligible Employee may be granted rights under the Section 423 Offerings only if such rights, together with any other rights granted to such Eligible Employee under "employee stock purchase plans" of the Company, any Parent or any Subsidiary, as specified by Section 423(b)(8) of the Code, do not permit such employee to purchase stock of the Company or any Parent or Subsidiary to accrue at a rate that exceeds $25,000 of the fair market value of such stock (determined as

of the Enrollment Date of the Offering Period in which such rights are granted) for each calendar year in which such rights are outstanding at any time. This limitation for Section 423 Offerings shall be applied in accordance with Section 423(b)(8) of the Code.

5.6 Suspension of Payroll Deductions. Notwithstanding the foregoing, to the extent necessary for Section 423 Offerings to comply with Section 423(b)(8) of the Code and Section 5.5 of this Plan, a Participant's payroll deductions may be suspended by the Administrator at any time during an Offering Period. The balance of the amount credited to the account of each Participant that has not been applied to the purchase of Shares by reason of Section 423(b)(8) of the Code or Section **Error! Reference source not found.**of the Plan shall be paid to such Participant in one lump sum in cash as soon as reasonably practicable after the Purchase Date (but no later than fourteen (14) days thereafter).

5.7 Leave of Absence. During leaves of absence approved by the Company meeting the requirements of Treasury Regulation Section 1.421-1(h)(2) under the Code, unless otherwise set forth in the terms of an Offering Document, a Participant may continue participation in the Plan by making cash payments to the Company on his or her normal payday equal to the Participant's authorized payroll deduction, notwithstanding Section 5.2(d) above.

ARTICLE VI.
GRANT AND EXERCISE OF RIGHTS

6.1 Grant of Rights. On the Enrollment Date of each Offering Period, each Eligible Employee participating in such Offering Period shall be granted a right to purchase the maximum number of Shares specified under Section 4.2, subject to the limits in Section res and shall have the right to buy, on each Purchase Date during such Offering Period (at the applicable Purchase Price), such number of whole Shares (and a right to obtain a fractional Share as may be provided in the Offering Document) as is determined by dividing (a) the sum of (I) such Participant's payroll deductions accumulated prior to such Purchase Date and retained in the Participant's account as of the Purchase Date, and (II) the proceeds of any Cashless Participation Amount, if the Participant has agreed to participate in the Cashless Participation Program, by (b) the applicable Purchase Price (rounded down to the nearest Share). The right shall expire on the earliest of (i) the last Purchase Date of an Offering Period, (ii) the last day of the Offering Period, or (iii) the date on which the Participant withdraws from the Plan in accordance with Article V.

6.2 Cashless Participation Program.

(a) The Cashless Participation Program as described in Section 6.2(b) shall be effective only for the Offering Period(s) as determined by the Administrator in an Offering Document.

(b) An Eligible Employee may become a participant in the Cashless Participation Program by completing and submitting to the Company, its appointed plan administrator or Cashless Participation Provider, the Cashless Participation Program Documents, which shall contain terms and conditions of the Eligible Employee's participation in the Cashless Participation Program, including, without limitation, the level of participation, sale price, loan terms, interest and repayment provisions. The aggregate outstanding principal amount of any loan to a Participant under the Cashless Participation Program will be equal to the difference between the Participant's selected payroll Contribution rate pursuant to Section 4.2 and the maximum allowable under the Plan for such Offering Period pursuant to Section 3.4. Participation in the Cashless Participation Program is available to all Eligible Employees other than employees subject to the disclosure requirements of Section 16(a) of the Exchange Act, unless prohibited by Applicable Law. A Participant must contribute a minimum of one percent (1%) of Eligible Pay (or such higher or lower amount as the Administrator may specify) to be able to participate in the Cashless Participation Program.

6.3 Exercise of Rights. On each Purchase Date, each Participant's accumulated payroll deductions and any other additional payments specifically provided for herein or in the applicable Offering Document (including the proceeds of any Cashless Participation Amount, if the Participant has agreed to participate in the Cashless Participation Program) will be applied to the purchase of whole Shares, up to the number of Shares permitted pursuant to the terms of the Plan and the applicable Offering Document, at the Purchase Price. No fractional Shares shall be issued upon the exercise of rights granted under the Plan, unless the Offering Document specifically provides otherwise. Unless the Offering Document provides for the right to obtain fractional Shares, any cash in lieu of fractional Shares remaining after the purchase of whole Shares upon exercise of a purchase right will be credited to the Participant's account and carried forward and applied toward the purchase of whole Shares for the next following Offering Period, unless the Participant has suspended payroll deductions, withdrawn from the Plan or is otherwise ineligible to participate in the Plan, in which case such cash shall be paid to such Participant in one lump sum as soon as reasonably practicable after the Purchase Date (but no later than fourteen (14) days thereafter).

6.4 Pro Rata Allocation of Shares. If the Administrator determines that, on a given Purchase Date, the number of Shares with respect to which rights are to be exercised may exceed (a) the number of Shares that were available for issuance under the Plan on the Enrollment Date of the applicable Offering Period, or (b) the number of Shares available for issuance under the Plan on such Purchase Date, the Administrator may in its sole discretion provide that the Company shall make a pro rata allocation of the Shares available for purchase on such Enrollment Date or Purchase Date, as applicable, in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all Participants for whom rights to purchase Shares are to be exercised pursuant to this Article VI on such Purchase Date, and shall either (i) continue all Offering Periods then in effect, or (ii) terminate any or all Offering Periods then in effect pursuant to Article IX. The Company may make pro rata allocation of the Shares available on the Enrollment Date of any applicable Offering Period pursuant to the preceding sentence, notwithstanding any authorization of additional Shares for issuance under the Plan by the Company's shareholders subsequent to such Enrollment Date. The balance of the amount credited to the account of each Participant that has not been applied to the purchase of Shares shall be paid to such Participant without interest in one lump sum in cash as soon as reasonably practicable after the Purchase Date, or such earlier date as determined by the Administrator.

6.5 Withholding. At the time a Participant's rights under the Plan are exercised, in whole or in part, or at the time some or all of the Shares issued under the Plan are disposed of, the Participant must make adequate provision for the Company's (or a Designated Entity's) obligation to withhold, collect or account for federal, state, local, foreign or other income taxes, employment taxes, social insurance, payroll taxes, national insurance contributions and other contributions, payment on account obligations or other amounts (the "***Taxes***"), if any, that arise upon the grant or exercise of any purchase right under the Plan or the disposition of the Shares. At any time, the Company may, but shall not be obligated to, withhold from the Participant's compensation or Shares to be received pursuant to the Plan (and after the delivery to Cashless Participation Provider of any Shares required for repayment by the Participant of any Cashless Participation Amount) the amount necessary for the Company (or a Designated Entity) to meet applicable obligations with respect to Taxes, including any withholding required to make available to the Company any tax deductions or benefits attributable to sale or early disposition of Shares by the Participant, if applicable.

6.6 Conditions to Issuance of Shares. The Company shall not be required to issue or deliver any certificate or certificates for, or make any book entries evidencing, Shares purchased upon the exercise of purchase rights under the Plan prior to fulfillment of all of the following conditions: (a) the admission of such Shares to listing on all stock exchanges, if any, on which the Shares are then listed; (b) the completion of any registration or other qualification of such Shares under any state, federal or foreign law or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body, that the Administrator shall, in its absolute discretion, deem necessary or advisable; (c) the obtaining

of any approval or other clearance from any state, federal or foreign governmental agency that the Administrator shall, in its absolute discretion, determine to be necessary or advisable; (d) the payment to the Company of all amounts that it is required to withhold with respect to Taxes, if any; and (e) the lapse of such reasonable period of time following the exercise of the rights as the Administrator may from time to time establish for reasons of administrative convenience.

6.7 Vesting. A Participant's interest in the Shares purchased under the Plan shall be immediately vested and nonforfeitable in full upon issuance.

ARTICLE VII.
WITHDRAWAL; CESSATION OF ELIGIBILITY

7.1 Withdrawal. A Participant may withdraw all but not less than all of the payroll deductions credited to his or her account and not yet used to exercise his or her purchase rights under the Plan at any time by giving written notice to the Company in a form acceptable to the Company no later than fourteen (14) days prior to the end of the then-applicable Purchase Period (or such shorter or longer period as may be specified by the Administrator in the applicable Offering Document). All of the Participant's payroll deductions credited to his or her account during such Purchase Period and not yet used to exercise purchase rights under the Plan shall be paid to such Participant as soon as reasonably practicable after receipt of notice of withdrawal (but no later than fourteen (14) days following receipt of such notice), such Participant's rights for the Offering Period shall be automatically terminated, and no further payroll deductions for the purchase of Shares shall be made for such Offering Period. If a Participant withdraws from an Offering Period (including by virtue of a suspension as described in Section 5.2(c) above), payroll deductions shall not resume at the beginning of any subsequent Offering Period unless the Participant is an Eligible Employee and timely delivers to the Company a new subscription agreement by the applicable enrollment deadline for any such subsequent Offering Period, as determined by the Administrator.

7.2 Future Participation. A Participant's withdrawal from an Offering Period shall not have any effect upon his or her eligibility to participate in any similar plan that may hereafter be adopted by the Company or a Designated Entity or in any subsequent Offering Period that commences on or after the Participant's withdrawal from any Offering Period, subject to the terms of such similar plan or subsequent Offering.

7.3 Cessation of Eligibility. Upon a Participant's ceasing to be an Eligible Employee for any reason, he or she shall be deemed to have elected to withdraw from the Plan pursuant to this Article VII and the payroll deductions credited to such Participant's account during the then-current Purchase Period shall be paid to such Participant or, in the case of his or her death, to the Participant's Designated Beneficiary, as soon as reasonably practicable (but no later than fourteen (14) days following such Participant's cessation as an Eligible Employee), and such Participant's rights for the Offering Period shall be automatically terminated. For clarity, if a Participant transfers employment from the Company or any Designated Entity participating in the Plan to any Subsidiary that is not participating in the Plan, then, in any case, such transfer shall be treated as a termination of employment under the Plan and the Participant shall be deemed to have withdrawn from the Plan pursuant to this Article VII and the payroll deductions credited to such Participant's account during the then-current Purchase Period shall be paid to such Participant or, in the case of his or her death, to the Participant's Designated Beneficiary, as soon as reasonably practicable (but no later than fourteen (14) days following such Participant's transfer of employment), and such Participant's participation in the Offering Period shall be automatically terminated.

ARTICLE VIII.
ADJUSTMENTS UPON CHANGES IN SHARES

8.1 Changes in Capitalization. Subject to Section 8.3, in the event that the Administrator determines that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), stock split, change in control, reorganization, merger, amalgamation, consolidation, combination, repurchase, redemption, recapitalization, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, or sale or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event, as determined by the Administrator, affects the Shares such that an adjustment is determined by the Administrator to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended by the Company to be made available under the Plan or with respect to any outstanding purchase rights under the Plan, the Administrator shall make equitable adjustments, if any, to reflect such change with respect to (a) the aggregate number and type of Shares (or other securities or property) that may be issued under the Plan (including, but not limited to, the limitations established in each Offering Document pursuant to Section 4.2 on the maximum number of Shares that may be purchased); (b) the kind, class and number of Shares and price per Share subject to outstanding rights; and (c) the Purchase Price with respect to any outstanding rights.

8.2 Other Adjustments. Subject to Section 8.3, in the event of any transaction or event described in Section 8.1 or any unusual or nonrecurring transactions or events affecting the Company, any affiliate of the Company, or the financial statements of the Company or any affiliate, or of changes in Applicable Law or accounting principles, the Administrator, in its discretion, and on such terms and conditions as it deems appropriate, is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to prevent the dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any right under the Plan, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles:

(a) To provide for either (i) termination of any outstanding right in exchange for an amount of cash, if any, equal to the amount that would have been obtained upon the exercise of such right had such right been currently exercisable or (ii) the replacement of such outstanding right with other rights or property selected by the Administrator in its sole discretion;

(b) To provide that the outstanding rights under the Plan shall be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar rights covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices;

(c) To make adjustments in the number, kind and class of Shares (or other securities or property) subject to outstanding rights under the Plan and/or in the terms and conditions of outstanding rights and rights that may be granted in the future;

(d) To provide that Participants' accumulated payroll deductions may be used to purchase Shares prior to the next occurring Purchase Date on such date as the Administrator determines in its sole discretion and the Participants' rights under the ongoing Offering Period(s) shall be terminated; and

(e) To provide that all outstanding rights shall terminate without being exercised.

8.3 No Adjustment Under Certain Circumstances. Unless determined otherwise by the Administrator, no adjustment or action described in this Article VIII or in any other provision of the Plan

shall be authorized to the extent that such adjustment or action would cause the Plan to fail to satisfy the requirements of Applicable Law.

8.4 No Other Rights. Except as expressly provided in the Plan, no Participant shall have any rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend, any increase or decrease in the number of shares of stock of any class or any dissolution, liquidation, merger, or consolidation of the Company or any other corporation. Except as expressly provided in the Plan or pursuant to action of the Administrator under the Plan, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of Shares subject to outstanding rights under the Plan or the Purchase Price with respect to any outstanding rights.

ARTICLE IX.
AMENDMENT, MODIFICATION AND TERMINATION

9.1 Amendment, Modification and Termination. The Administrator may amend, suspend or terminate the Plan at any time and from time to time; provided, however, that approval of the Company's shareholders shall be required to amend the Plan to increase the aggregate number, or change the type, of shares that may be sold pursuant to rights under the Plan under Section 3.1 (other than an adjustment as provided by Article VIII) or as may otherwise be required under Section 423 of the Code with respect to Section 423 Offerings or as may otherwise be required by applicable stock exchange requirements.

9.2 Certain Changes to Plan. Without shareholder consent and without regard to whether any Participant rights may be considered to have been adversely affected (and to the extent permitted by Applicable Law, including, with respect to a Section 423 Offering, Section 423 of the Code), the Administrator shall be entitled to change or terminate the Offering Periods, limit the frequency and/or number of changes in the amount withheld from Compensation during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company's processing of payroll withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Shares for each Participant properly correspond with amounts withheld from the Participant's Compensation, and establish such other limitations or procedures as the Administrator determines in its sole discretion to be advisable that are consistent with the Plan.

9.3 Actions In the Event of Unfavorable Financial Accounting Consequences. In the event the Administrator determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Administrator may, in its discretion and, to the extent necessary or desirable, modify or amend the Plan to reduce or eliminate such accounting consequence including, but not limited to:

(a) altering the Purchase Price for any Offering Period including an Offering Period underway at the time of the change in Purchase Price;

(b) shortening any Offering Period so that the Offering Period ends on a new Purchase Date, including an Offering Period underway at the time of the Administrator action;

(c) allocating Shares; and

(d) such other changes and modifications as the Administrator may determine as necessary or appropriate.

Such modifications or amendments shall not require shareholder approval or the consent of any Participant.

9.4 Payments Upon Termination of Plan. Upon termination of the Plan, the balance in each Participant's Plan account shall be refunded as soon as practicable after such termination (but no later than fourteen (14) days thereafter), without any interest thereon, or if the Administrator so determines, the Offering Period may be shortened so that the purchase of Shares occurs prior to the termination of the Plan.

ARTICLE X.
TERM OF PLAN

The Plan shall become effective on the Effective Date and shall continue until the first to occur of (i) the date the Plan is terminated by the Administrator in accordance with Section 9.1, (ii) no Shares remain available for purchase, or (iii) ten (10) years from the date of adoption by the Board. The effectiveness of the Plan shall be subject to approval of the Plan by the Company's shareholders within twelve months following the date the Plan is first approved by the Board. No right may be granted under the Plan prior to such shareholder approval. No rights may be granted under the Plan during any period of suspension of the Plan or after termination of the Plan.

ARTICLE XI.
ADMINISTRATION

11.1 Administrator. Unless otherwise determined by the Board, the Administrator of the Plan shall be the Compensation Committee of the Board (or any other committee or subcommittee of the Board to which the Board delegates administration of the Plan). The Board may at any time vest in the Compensation Committee or any other committee or subcommittee any other authority or duties for administration of the Plan. The Administrator may delegate administrative tasks under the Plan to the services of an Agent or Employees to assist in the administration of the Plan, including establishing and maintaining an individual securities account under the Plan for each Participant.

11.2 Authority of Administrator. The Administrator shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

(a) To determine when and how rights to purchase Shares shall be granted and the provisions of each offering of such rights (which need not be identical).

(b) To designate from time to time which Affiliates or Subsidiaries of the Company shall be Designated Entities, which designation may be made without the approval of the shareholders of the Company.

(c) To impose a mandatory holding period pursuant to which Participants may not dispose of or transfer Shares purchased under the Plan (except for Shares disposed of pursuant to the terms of the Cashless Participation Program Documents) for a period of time determined by the Administrator in its discretion.

(d) To adopt rules, procedures or sub-plans or different terms as may be necessary or desirable to comply with provisions of the laws or regulations of other countries or jurisdictions to ensure the viability of the benefits from purchase rights granted to Participants employed in such countries or jurisdictions, or to meet the requirements that permit the Plan to operate in a qualified or tax efficient manner, and/or comply with applicable foreign laws or regulations.

(e) To construe and interpret the Plan and rights granted under it, and to establish, amend and revoke rules and regulations for its administration. The Administrator, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.

(f) To amend, suspend or terminate the Plan as provided in Article IX.

(g) Generally, to exercise such powers and to perform such acts as the Administrator deems necessary or expedient to promote the best interests of the Company and its Subsidiaries and to carry out the intent that the component of the Plan relating to Section 423 Offerings be treated as an "employee stock purchase plan" within the meaning of Section 423 of the Code.

11.3 Decisions Binding. The Administrator's interpretation of the Plan, any rights granted pursuant to the Plan, any subscription agreement and all decisions and determinations by the Administrator with respect to the Plan are final, binding, and conclusive on all parties.

ARTICLE XII.
MISCELLANEOUS

12.1 Restriction upon Assignment. A right granted under the Plan shall not be transferable other than by will or the Applicable Laws of descent and distribution, and is exercisable during the Participant's lifetime only by the Participant. Except in the case of a Participant's death, a right under the Plan may not be exercised to any extent except by the Participant. The Company shall not recognize and shall be under no duty to recognize any assignment or alienation of the Participant's interest in the Plan, the Participant's rights under the Plan or any rights thereunder. For the avoidance of doubt, participation in the Cashless Participation Program, including without limitation, the delivery to the Cashless Participation Provider of any Shares required for the repayment by the Participant of any Cashless Participation Amount, will not be deemed to violate this Section 12.1.

12.2 Rights as a Stockholder. With respect to Shares subject to a right granted under the Plan, no Participant or Designated Beneficiary shall be deemed to be a shareholder of the Company, and no Participant or Designated Beneficiary shall have any of the rights or privileges of a shareholder, until such Shares have been issued to the Participant or the Designated Beneficiary following exercise of the Participant's rights under the Plan. No adjustments shall be made for dividends (ordinary or extraordinary, whether in cash securities, or other property) or distribution or other rights for which the record date occurs prior to the date of such issuance, except as otherwise expressly provided herein or as determined by the Administrator.

12.3 Interest. No interest shall accrue on the payroll deductions or contributions of a Participant under the Plan.

12.4 Notices. All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

12.5 Equal Rights and Privileges. Subject to Section 5.7, all Eligible Employees will have equal rights and privileges under any particular Offering under the Plan, to the extent necessary for any Section 423 Offering to comply with Section 423 of the Code. With respect to Section 423 Offerings, any provision of the Plan that is inconsistent with Section 423 of the Code will, without further act or amendment by the Company, the Board or the Administrator, be reformed to comply with the equal rights and privileges requirement of Section 423 of the Code.

12.6 Use of Funds. All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.

12.7 Reports. Statements of account shall be given to Participants at least annually, which statements shall set forth the amounts of payroll deductions, the Purchase Price, the number of Shares purchased and the remaining cash balance, if any.

12.8 No Employment Rights. Nothing in the Plan shall be construed to give any person (including any Eligible Employee or Participant) the right to employment or service (or to remain in the employ or service) with the Company or any Parent or Subsidiary or affect the right of the Company or any Parent or Subsidiary to terminate the employment or service of any person (including any Eligible Employee or Participant) at any time, with or without cause.

12.9 Notice of Disposition of Shares. This Section 12.9 shall apply only to Shares purchased pursuant to Section 423 Offerings. Each Participant shall give prompt notice to the Company of any disposition or other transfer of any Shares purchased upon exercise of a right under the Plan if such disposition or transfer is made: (a) within two years from the Enrollment Date of the Offering Period in which the Shares were purchased or (b) within one year after the Purchase Date on which such Shares were purchased. Such notice shall specify the date of such disposition or other transfer and the amount realized, in cash, other property, assumption of indebtedness or other consideration, by the Participant in such disposition or other transfer. At the Company's request, Participants will be required to provide the Company with any information reasonably required for tax reporting purposes.

12.10 Limitations on Liability. Notwithstanding any other provisions of the Plan, no individual acting as a director, officer, employee or agent of the Company, any Subsidiary, the Agent, former Participant, Designated Beneficiary or any other person for any claim, loss, liability, or expense incurred in connection with the Plan or any Offering Period, and such individual will not be personally liable with respect to the Plan because of any contract or other instrument executed in his or her capacity as an Administrator, director, officer, other employee or agent of the Company, any Subsidiary, or the Agent. The Company will indemnify and hold harmless each director, officer, other employee and agent of the Company or any Subsidiary that has been or will be granted or delegated any duty or power relating to the Plan's administration or interpretation, against any cost or expense (including attorneys' fees) or liability (including any sum paid in settlement of a claim with the Administrator's approval) arising from any act or omission concerning this Plan unless arising from such person's own fraud or bad faith.

12.11 Severability. If any portion of the Plan or any action taken under it is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan, and the Plan will be construed and enforced as if the illegal or invalid provisions had been excluded, and the illegal or invalid action will be null and void.

12.12 Titles and Headings. The titles and headings in the Plan are for convenience of reference only and, if any conflict, the Plan's text, rather than such titles or headings, will control.

12.13 Conformity to Securities Laws. Participant acknowledges that the Plan is intended to conform to the extent necessary with Applicable Laws. Notwithstanding anything herein to the contrary, the Plan and all Offering Periods will be administered only in conformance with Applicable Laws. To the extent Applicable Laws permit, the Plan and all Offering Periods will be deemed amended as necessary to conform to Applicable Laws.

12.14 Relationship to Other Benefits. No payment under the Plan will be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Subsidiary except as expressly provided in writing in such other plan or an agreement thereunder.

12.15 Governing Law. The Plan and any agreements hereunder shall be administered, interpreted and enforced in accordance with the laws of the State of Nevada, disregarding any choice of law principles requiring the application of a jurisdiction's laws other than the laws of the State of Nevada.

12.16 Electronic Forms. To the extent permitted by Applicable Law and in the discretion of the Administrator, an Eligible Employee may submit any form or notice as set forth herein by means of an electronic form approved by the Administrator. Before the commencement of an Offering Period, the Administrator shall prescribe the time limits within which any such electronic form shall be submitted to the Administrator with respect to such Offering Period in order to be a valid election.

12.17 Section 409A. The Plan and the rights to purchase Shares granted pursuant to Offerings thereunder are intended to be exempt from the application of Section 409A of the Code and the U.S. Department of Treasury Regulations and other interpretive guidance issued thereunder (collectively, "***Section 409A***"). Notwithstanding any provision of the Plan to the contrary, if the Administrator determines that any right to purchase Shares granted under the Plan may be or become subject to Section 409A or that any provision of the Plan may cause a right to purchase Shares granted under the Plan to be or become subject to Section 409A, the Administrator may adopt such amendments to the Plan and/or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions as the Administrator determines are necessary or appropriate to avoid the imposition of taxes under Section 409A, either through compliance with the requirements of Section 409A or with an available exemption therefrom. Notwithstanding any other provision of the Plan, none of the Company or any of its Parents or Subsidiaries, or any of their officers, directors, employees or agents, including the Administrator, shall be liable to any Eligible Employee, Participant or Designated Beneficiary if the Plan does not comply with, or is not exempt from, Section 409A of the Code.

12.18 Plan Not Subject to ERISA. The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended.

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